SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                           Foamex International Inc.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            Foamex International Inc.
                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No Fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies: _______________

     2) Aggregate number of securities to which transaction applies: _____________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction: _______________

     5) Total fee paid: _____________________

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid: ___________
     2) Form, Schedule or Registration Statement No: _____________
     3) Filing Party: ___________
     4) Date Filed: ____________

                                     [LOGO]



                                     Foamex
                            FOAMEX INTERNATIONAL INC.
                              1000 Columbia Avenue
                           Linwood, Pennsylvania 19061

Dear Stockholders:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 1999 Annual Meeting of Stockholders which will be held on Thursday, May 27, 1999, at 10:00 a.m., local time, at the offices of the Company, 1000 Columbia Avenue, Linwood, Pennsylvania. All holders of the Company's outstanding common stock as of April 28, 1999 are entitled to vote at the Annual Meeting.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be transacted at the Annual Meeting. Directors and Officers will be present at the Annual Meeting to respond to any questions you may have.

Please sign, date and return the enclosed Proxy Card in the envelope provided as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. If you plan to attend the meeting, please mark the box on the Proxy Card.

                                                Very truly yours,



                                                MARSHALL S. COGAN
                                                CHAIRMAN OF THE BOARD



APRIL 30, 1999

                            FOAMEX INTERNATIONAL INC.

                            -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 27, 1999

                            -------------------------


      The Annual Meeting of Stockholders of Foamex International Inc., a Delaware corporation (the "Company"), will be held at the offices of the Company, 1000 Columbia Avenue, Linwood, Pennsylvania 19061, on Thursday, May 27, 1999, at 10:00 a.m., local time, for the purpose of considering and acting upon the following matters, which are described more fully in the accompanying Proxy
Statement:

     (a) To elect seven directors to serve until the 2000 annual meeting of stockholders or until their respective successors are duly elected and qualified;

     (b) To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the year ending December 31, 1999 ("Fiscal 1999"); and

     (c) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      Holders of Common Stock of record at the close of business on April 28, 1999 (the "Record Date") are entitled to vote at the Annual Meeting and any adjournment thereof. A list of stockholders of the Company as of the Record Date will be available for inspection during business hours through May 26, 1999, at the Company's offices, 1000 Columbia Avenue, Linwood, Pennsylvania 19061, and will also be available for inspection at the Annual Meeting.

      Stockholders are requested to complete, date and sign the enclosed proxy card and return it promptly in the enclosed envelope which has been provided for your convenience and which requires no postage if mailed in the United States. The prompt return of proxy cards will ensure a quorum. Any stockholder present at the Annual Meeting may revoke his or her proxy, and vote personally on all matters brought before the Annual Meeting.

                              By Order of the Board of Directors,



                              PHILIP N. SMITH, JR.
                              SECRETARY

                            FOAMEX INTERNATIONAL INC.
                              1000 Columbia Avenue
                           Linwood, Pennsylvania 19061


                              --------------------
                                 PROXY STATEMENT
                              --------------------


                         ANNUAL MEETING OF STOCKHOLDERS

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Foamex International Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Thursday, May 27, 1999, at 10:00 a.m., local time, at the offices of the Company, 1000 Columbia Avenue, Linwood, Pennsylvania 19061, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. It is expected that the Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy card will be mailed to stockholders entitled to vote at the Annual Meeting commencing on or about May 3, 1999.

      Any stockholder or stockholder's representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from the Company by contacting Foamex International Inc., Investor Relations, 375 Park Avenue, 11th Floor, New York, New York 10152, (212) 230-0400. To provide the Company sufficient time to arrange for reasonable assistance, please submit all requests by May 20, 1999.

Record Date and Voting Securities

      Stockholders can ensure that their shares are voted at the Annual Meeting by signing and returning the enclosed proxy card in the envelope provided. The submission of a signed proxy will not affect a stockholder's right to attend the Annual Meeting and vote in person. Stockholders who execute proxies retain the right to revoke them at any time before they are voted by filing with the Secretary of the Company a written revocation or a proxy bearing a later date. The presence at the Annual Meeting of a stockholder who has signed a proxy does not itself revoke that proxy unless the stockholder attending the Annual Meeting files written notice of revocation of the proxy with the Secretary of the Company at any time prior to the voting of the proxy.

      Proxies will be voted as specified by the stockholders. Where specific choices are not indicated, proxies will be voted FOR the proposals submitted for approval. The proxy card provides space for a stockholder to withhold voting for any or all nominees to the Board of Directors or to abstain from voting for any proposal if the stockholder chooses to do so. For purposes of determining the number of votes cast with respect to any voting matter, only those cast "for" or "against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the Annual Meeting.

      The Board of Directors has fixed the close of business on April 28, 1999 as the record date (the "Record Date") for the determination of the stockholders of the Company who are entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding 25,016,752 shares of common stock, par value $0.01 per share (the "Common Stock"), excluding treasury shares.

      The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding Common Stock is necessary to constitute a quorum. The holders of Common Stock are entitled to one vote for each share held on the Record Date.

                    THE BOARD OF DIRECTORS AND ITS COMMITTEES

      The Board of Directors is responsible for the management and direction of the Company and for establishing broad corporate policies. The Board of Directors held six meetings during the year ended December 31, 1998 ("Fiscal 1998") and acted by written consent eleven times. Except for Mr. Davignon, no director attended less than 75% of the board and committee meetings scheduled during Fiscal 1998.

Committees of the Board of Directors

      The Board of Directors has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Stock Option Plan Committee. The Company also had a Special Committee from March 1998 until January 1999. The Company does not have a standing committee on nominations. The principal responsibilities of each committee are described in the following paragraphs.

      Executive Committee. The Executive Committee held one meeting in Fiscal 1998. It is currently comprised of Marshall S. Cogan, who serves as its Chairman, and Robert J. Hay. Prior to his resignation as a director on March 16, 1999, Andrea Farace also served as a member of this committee. The Executive Committee's primary function is to assist the Board of Directors by acting upon matters when the Board is not in session. The Executive Committee has the full power and authority of the Board, except to the extent limited by law or the Company's Restated Certificate of Incorporation or By-laws.

      Audit Committee. The Audit Committee held one meeting in Fiscal 1998. It is comprised of Etienne Davignon, who serves as its Chairman, Robert J. Hay and John V. Tunney, all of whom are non-employee directors. The Audit Committee is responsible for overseeing the Company's financial reporting process. The Audit Committee consults with management and the Company's independent accountants during the year on matters related to the annual audit, internal controls, the published financial statements, and the accounting principles and auditing procedures being applied. The Audit Committee also recommends a firm of certified independent accountants to serve as the Company's independent accountants, authorizes all audit fees and other professional services rendered by the accountants and periodically reviews the independence of the accountants.

      Compensation Committee. The Compensation Committee held no meetings during Fiscal 1998 and acted twice by written consent. It is comprised of John V. Tunney, who serves as its Chairman and Stuart J. Hershon, both of whom are non-employee directors. The Compensation Committee reviews and recommends to the Board of Directors the compensation to be paid to the executive officers of the Company.

      Stock Option Plan Committee. The Stock Option Plan Committee is comprised of John V. Tunney, who serves as its Chairman, and Stuart J. Hershon. The Stock Option Plan Committee administers and makes awards under the Company's Stock Option Plan. The Stock Option Plan Committee held no meetings during Fiscal 1998.

      Special Committee. The Special Committee existed from March 1998 until January 1999 and was comprised at all times of John H. Gutfreund and Robert J. Hay. The Special Committee was formed to determine the advisability and fairness to the Company's stockholders of certain proposals by Trace International Holdings, Inc. ("Trace International") to acquire all of the outstanding Common Stock of the Company not owned by Trace International and its subsidiaries (the "Proposed Transaction") and to recommend to the Board of Directors its conclusions with respect thereto. The Special Committee was disbanded in January 1999 upon termination of the Proposed Transaction.

Compensation of Directors

      In 1993, the Company instituted the Foamex International Inc. Non-Employee Director Compensation Plan (the "Non-Employee Plan"), to provide compensation to its non-employee directors (the "Outside Directors"). Pursuant to the Non-Employee Plan, each Outside Director receives an annual retainer of $50,000, payable in cash or Common Stock, and a $1,000 fee for each meeting of the Board of Directors attended by such Outside Director. In addition, for serving on a committee of the Board of Directors, each Outside Director receives a $1,000 fee for each meeting of such committee attended by such Outside Director and Outside Directors who serve as Chairman of a Committee receive an additional fee of $1,000 per meeting attended. Currently, there are five Outside Directors of the Company and two employee directors; although Mr. Tunney is the Chairman of Foamex Asia, Inc. ("Foamex Asia"), he is considered an Outside Director because he is not an employee of the Company. All directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof. Directors who are also employees of the Company or its subsidiaries receive no cash compensation for serving as Directors or as members of Board committees.

      In addition, Mr. Gutfreund and Mr. Hay each received compensation in the amount of $20,000 per month for serving on the Special Committee in connection with the consideration of the Proposed Transaction. The Company also paid all expenses incurred by the Special Committee, including the fees and expenses of its financial and legal advisors.

                                               ELECTION OF DIRECTORS

                  The Company has one class of directors who will be elected at each annual meeting of stockholders. Seven directors have been nominated by the Board of Directors for re-election and to serve in such capacity for a term of one year until the 2000 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

                  Unless otherwise specified in the proxy, it is the intention of the persons named in the proxies solicited by the Board of Directors to vote FOR the seven nominees whose biographies are set forth below. If events not now known or anticipated make any of the nominees unable to serve, the proxies will be voted, at the discretion of the holders thereof, for other nominees supported by the Board of Directors in lieu of those unable to serve.

Name and Principal             Age and Biographical Information
  Occupation

MARSHALL S. COGAN              Marshall S. Cogan, 61, has been Chairman of the
  Chairman of the Board of     Board of the Company since March 16, 1999. Mr.
  the Company and Chairman     Cogan has been Vice Chairman of the respective
  and Chief Executive Officer  Boards of Foamex L.P. and FMXI, Inc. ("FMXI")
  of Trace International       since May 1997 and a director of Foamex Carpet
  Holdings, Inc.               Cushion, Inc. ("Foamex Carpet") since its
                               inception in February 1998. Mr. Cogan served as
                               the Chairman of the Board and Chief Executive
                               Officer of Foamex L.P. and FMXI from January 1994
                               to May 1997. Each of Foamex L.P., FMXI and Foamex
                               Carpet, directly or indirectly, is a wholly owned
                               subsidiary of the Company. Additionally, Mr.
                               Cogan served as Chairman of the Board and Chief
                               Executive Officer of the Company from its
                               inception in September 1993 to May 1997 and
                               served as Vice Chairman of the Board of the
                               Company from May 1997 until March 16, 1999. He
                               has been the principal stockholder, Chairman or
                               Co-Chairman of the Board and Chief Executive
                               Officer or Co-Chief Executive Officer of Trace
                               International Holdings, Inc. ("Trace
                               International") since 1974. Mr. Cogan has been a
                               director of Trace Foam Company, Inc. ("Trace Foam
                               Company") since January 1992 and a director of
                               Trace Foam Sub, Inc. ("Trace Foam Sub") since
                               March 1995. Trace Foam Company and Trace Foam Sub
                               are wholly owned subsidiaries of Trace
                               International. Mr. Cogan was named Chairman and
                               Chief Executive Officer of United Auto Group Inc.
                               ("UAG"), an affiliate of Trace International, in
                               April 1997. He has also served as Chairman and
                               Director of other companies formerly owned by
                               Trace International, including Color Tile, Inc.,
                               Knoll International Inc. and Sheller-Globe
                               Corporation. Prior to forming Trace
                               International, he was senior partner at Cogan,
                               Berlind, Weill & Levitt and subsequently
                               CBWL-Hayden Stone, Inc. Additionally, Mr. Cogan
                               serves on the Board of Directors of American
                               Friends of the Israel


                                       4

                               Museum, the Board of Trustees of the Museum of Modern Art, the Boston Latin School and New York
                               University Medical Center. Mr. Cogan also serves on several committees of Harvard University.

ETIENNE DAVIGNON               Etienne Davignon, 66, has been a director of the
  Chairman of Societe          Company since December 1993. Mr. Davignon has
  Generale de Belgique         been the Chairman of Societe Generale de
                               Belgique, a Belgian bank and holding company, and
                               a director of its subsidiary Recticel s.a.
                               ("Recticel") since April 1989. Mr. Davignon was a
                               Vice President of the EEC Commission in charge of
                               industry, research and energy from 1977 through
                               1984. He was the first President of the
                               International Energy Agency. Mr. Davignon
                               currently serves as a director of, among other
                               companies, Generale de Banque s.a., Gilead
                               Sciences, Compagnie de Suez s.a., Solvay s.a. and
                               Kissinger Associates. Mr. Davignon also serves as
                               a member of the International Advisory Board of
                               Fiat S.p.A. He is the Chairman of the Association
                               for the Monetary Union of Europe, the Paul-Henri
                               Spaak Foundation and the Royal Institute for
                               International Relations and is a member of the
                               European Roundtable of Industrialists, chairing
                               the working group on Trade and Investment.

JOHN H. GUTFREUND              John H. Gutfreund, 69, has been a director of the
  President, Gutfreund &       Company since February 1998. He is President of
  Company, Inc.                Gutfreund & Company, Inc., a financial consulting
                               firm, which he formed in 1992. Prior to that, Mr.
                               Gutfreund served in various positions with
                               Salomon Brothers (the predecessor to Salomon
                               Smith Barney) from 1953 until 1991, most recently
                               as Chairman of the Board and Chief Executive
                               Officer. Mr. Gutfreund is also a director of
                               Ascent Assurance, Inc., Baldwin Piano & Organ
                               Company, LCA-Vision, Inc., and The Universal Bond
                               Fund and is on the Board of Trustees of the New
                               York Public Library. Mr. Gutfreund served as Vice
                               Chairman of the New York Stock Exchange from 1985
                               until 1987.

ROBERT J. HAY                  Robert J. Hay, 73, has been Chairman Emeritus and
  Chairman Emeritus            a director of the Company since September 1993.
                               Mr. Hay was Chairman and Chief Executive Officer
                               of Foamex L.P. from January 1993 to January 1994.
                               Mr. Hay was President of Foamex L.P. and its
                               predecessor from 1972 through 1992. Mr. Hay began
                               his career in 1948 as a chemist with The
                               Firestone Tire and Rubber Company, a predecessor
                               of Foamex L.P.

STUART J. HERSHON              Stuart J. Hershon, 61, has been a director of the
  Orthopedic Surgeon           Company since December 1993. He was a member of
                               the Board of Directors of Trace International
                               from April 1986 until May 1994. He is a board
                               certified, practicing orthopedic surgeon at North
                               Shore University Hospital and at Columbia
                               Presbyterian Medical Center in New York,


                                       5

                               where he is an assistant clinical professor of orthopedic surgery. Dr. Hershon has practiced medicine at North Shore University Hospital since
                               1970 and at Columbia Presbyterian Medical Center since 1989. Dr. Hershon has served as orthopedic consultant and team physician for certain New
                               York area professional sports teams.

JOHN G. JOHNSON, JR.           John G. Johnson, Jr., 58, has been a director of
  President and Chief          the Company since March 16, 1999. He has served
  Executive Officer            as President and Chief Executive Officer of the
  of the Company               Company since March 16, 1999. Prior to joining
                               the Company, Mr. Johnson was President, Chief
                               Operating Officer and a Director of Safety-Kleen
                               Corp. from 1993 to 1995. He also served as
                               President and Chief Executive Officer of
                               Safety-Kleen Corp. from 1995 to 1997. From 1982
                               to 1992, Mr. Johnson held several executive
                               positions with the ARCO Chemical Company,
                               including Senior Vice President and Director of
                               ARCO Chemical and President of ARCO Chemical
                               Americas beginning in 1987. Mr. Johnson began his
                               career with the Atlantic Ritchfield Company in
                               1958.

JOHN V. TUNNEY                 John V. Tunney, 64, has been a director of the
 Chairman of the Board of      Company since May 1994. Mr. Tunney has served as
 Cloverleaf Group, Inc.        Chairman of the Board of Foamex Asia, Inc. since
                               March 1997. He has been Chairman of the Board of
                               Cloverleaf Group, Inc., an investment company,
                               since 1981, a partner of Sun Valley Ventures, a
                               venture capital firm, since 1995, and President
                               of JVT Consulting Inc. since 1997. Mr. Tunney has
                               served as Vice Chairman of the Board of the
                               Corporate Fund for Housing since 1988. Mr. Tunney
                               served as a U.S. Senator from the State of
                               California from 1971 until 1977. Prior to that,
                               Mr. Tunney served as a member of Congress from
                               the 38th district of California from 1965 until
                               1971. Mr. Tunney currently serves as a member of
                               the Board of Directors of Illinois Central
                               Railroad Corp. and Swiss Army Brands.

Vote Required

      The affirmative vote of a plurality of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote is required for the election of directors of the Company.

      The Board of Directors recommends a vote "FOR" election of the nominees listed above.

                 OWNERSHIP OF COMMON STOCK OF CERTAIN BENEFICIAL

                              OWNERS AND MANAGEMENT

      The following table sets forth certain information, as of April 1, 1999, regarding the beneficial ownership of Common Stock by (i) each stockholder who is known by the Company to own more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers as a group. Except as otherwise indicated, each stockholder has (i) sole voting and investment power with respect to such stockholder's shares of stock, except to the extent that authority is shared by spouses under applicable law and (ii) record and beneficial ownership with respect to such stockholder's shares of stock.

Name and Address of Beneficial Owners                                Beneficial Ownership (1)(2)
-------------------------------------                    --------------------------------------------------
                                                          Number of Shares          % of Class Outstanding
                                                         ------------------        ------------------------
Trace International Holdings, Inc. (3)                        11,525,000                     46.1
375 Park Avenue, 11th Floor
New York, New York 10152

Trace Foam Sub, Inc. (3)                                       7,000,247                     28.0
375 Park Avenue, 11th Floor
New York, New York 10152

Lion Advisors, L.P. (4)                                        3,347,421                     12.8
1301 Avenue of the Americas
New York, New York 10019

Apollo Advisors, L.P. (4)                                      3,347,421                     12.8
2 Manhattanville Road
Purchase, New York 10577

Stephens Inc.(5)                                               1,526,111                      6.1
111 Center Street
Little Rock, Arkansas 72201

Marshall S. Cogan (3)(6)                                         723,334                      2.9

Etienne Davignon                                                  20,836                       *

John H. Gutfreund                                                     --                       *

Robert J. Hay                                                      4,944                       *

Stuart J. Hershon (7)                                             13,646                       *

John G. Johnson, Jr.                                              10,000                       *

John V. Tunney (8)                                                 9,000                       *

Rolf E. Christensen(6)                                            16,096                       *


                                       7

Andrea Farace(6)                                                 125,296                       *

R.V. Linn                                                             --                       *

Pratt W. Wallace, Jr.(6)                                           4,000                       *

Barry Zimmerman(6)                                                27,169                       *

All executive officers and directors as a group
(17 persons)(3)(6)(7)(8)                                         999,210                      3.9

---------------------

*    Less than 1%.

(1) Each named person is deemed to be the beneficial owner of securities which may be acquired within sixty days through the exercise of options, warrants and rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person. However, any such shares are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person, except as noted.

(2) The above table includes shares of the Company's Common Stock held by officers and directors under the Company's 401(k) Plan.

(3) Trace Foam Sub is wholly-owned by Trace International. The number of shares beneficially owned by Trace International includes the shares beneficially owned by Trace Foam Sub. Additionally, 50,000 shares of the Common Stock reported herein are held in trust for the exclusive benefit of participants under the Trace International Holdings, Inc. Retirement Plan for Salaried Employees (the "Trace Retirement Plan"). Marshall S. Cogan, Chairman of the Board and President of Trace Foam Sub, is the Chairman of the Board, Chief Executive Officer and majority stockholder of Trace International. Mr. Cogan disclaims beneficial ownership of the Common Stock owned by Trace Foam Sub or Trace International and of the Common Stock held under the Trace Retirement Plan.

(4) Lion Advisors, L.P. ("Lion"), pursuant to an investment advisory contract with its client, Marely I s.a. ("Marely"), possesses the sole power to vote and dispose of 1,548,710 of the indicated shares, which shares are held for the account of Marely. Apollo Advisors, L.P., which is an affiliate of Lion, possesses the sole power to vote and dispose of 1,798,711 of the indicated shares in its capacity as managing general partner of AIF II, L.P., for whose account the shares are held. The Common Stock presented in the table includes 531,174 shares of Common Stock issuable to Marely and 531,175 shares issuable to AIF II, L.P. upon the exercise of warrants exercisable at any time on or before October 12, 1999 at an exercise price of approximately $12.30 per share.

(5) Stephens Inc. is a registered broker-dealer, and the number of indicated shares represents 925,000 shares of Common Stock owned by Stephens Inc. for its own account and 601,111 shares of Common Stock held in discretionary or advisory accounts for clients. Stephens Inc. has shared power of disposition, but no voting power and no economic interest, with respect to the shares of Common Stock held in client advisory accounts. Stephens Group Inc. is a parent of Stephens Inc. and has shared power of voting and of disposition with respect to shares of Common Stock owned by Stephens Inc. for its own account. In addition to the number of shares of Common Stock reported in the table, principals of Stephens Inc. and Stephens Group Inc. own 114,000 shares of Common Stock, over which Stephens Inc. and Stephens Group Inc. have no voting power or dispositive power. All information relating to the beneficial ownership of Common Stock by Stephens Inc. was taken from a Schedule 13G filed with the Securities Exchange Commission on February 12, 1999.

(6) Includes shares of Common Stock issuable upon exercise of options granted under the Company's Stock Option Plan, which have vested or will vest within sixty days. In the above table, (i) 323,334 of such shares have been included for Mr. Cogan, (ii) 15,408 of such shares have been included for Mr. Christensen, (iii) 106,296 of such shares have been included for Mr. Farace, (iv) 2,000 shares of such shares have been included for Mr. Wallace, (v) 18,169 of such shares have been included for Dr. Zimmerman, and (vi) 492,964 of such shares have been included for all executive officers and directors as a group.

(7) Includes 12,571 shares of Common Stock held in the name of Dr. Hershon's wife and 1,075 shares of Common Stock held in a trust of which Dr. Hershon is the sole trustee.

(8) Includes 9,000 shares of Common Stock held in a trust of which Mr. Tunney serves as a co-trustee.

                               EXECUTIVE OFFICERS

                  The following table sets forth the name, age and position or positions held by each executive officer of the Company.

Name                    Age    Position(s) Held
----                    ---    ----------------
Philip G. Allen         59     Executive Vice President, Carpet Cushion Products

Gregory M. Barbe        44     Executive Vice President, Foam Products

Rolf E. Christensen     53     Chief Operating Officer

Marshall S. Cogan       61     Chairman of the Board

Stephen Drap            49     Executive Vice President, Technical Products

John A. Feenan          38     Executive Vice President and Chief Financial Officer

John G. Johnson, Jr.    58     President, Chief Executive Officer and Director

Darrell Nance           46     Executive Vice President, Foam Products

Robert M. Sherwood      47     Executive Vice President, Human Resources

Philip N. Smith, Jr.    56     Senior Vice President, Secretary and General Counsel

Pratt W. Wallace, Jr.   39     Executive Vice President, Foam Products

Barry Zimmerman         61     Executive Vice President, Strategic Sourcing and Logistics

      Executive officers are elected by the Board of Directors and hold office until their successors have been duly elected and qualified or until their earlier resignation or removal from office. On March 16, 1999, Andrea Farace resigned as Chairman and Chief Executive Officer of the Company and Foamex L.P., and John G. Johnson, Jr. was named President and Chief Executive Officer of the Company. A brief biography of each executive officer of the Company is provided below (other than those of Mr. Cogan and Mr. Johnson, each of whose biography is set forth above under "Election of Directors").

      Philip G. Allen has been Executive Vice President, Carpet Cushion Products or Vice President, Sales and Marketing for the Company since July 1993. Mr. Allen has also served as Executive Vice President of Foamex Carpet since February 1998. Mr. Allen has served in several management positions since joining Foamex L.P. in 1967.

      Gregory M. Barbe has been Executive Vice President, Foam Products since March 1998. He was Executive Vice President, Cushioning Products from July 1997 through March 1998. Mr. Barbe also served as Vice President of Sales from April 1994 to July 1997. Prior to joining Foamex, Mr. Barbe was the director of Marketing for Sealy brand products at Sealy, Inc. from 1990 to 1994. Prior to that, Mr. Barbe held several sales and marketing positions at three different units of the General Electric Company.

      Rolf E. Christensen has been the Chief Operating Officer of the Company and Foamex L.P. since March 1998 and a director of Foamex Carpet since July 1998. Prior to that, Mr. Christensen served as Executive Vice President, Technical Products of Foamex L.P. Mr. Christensen has served in several management positions since joining Foamex L.P. in 1967.

      Stephen Drap has been Executive Vice President, Technical Products since March 1998. Prior to that, Mr. Drap served as Vice President, Manufacturing and Customer Service, Technical Products beginning July 1997. Mr. Drap has held various management positions since joining Foamex in 1980.

      John A. Feenan has been Executive Vice President and Chief Financial Officer of the Company, Foamex L.P., Foamex Carpet and FMXI since June 1998. Prior to joining the Company and its subsidiaries, Mr. Feenan served as Chief Financial Officer of LaPorte, Inc., the North American subsidiary of LaPorte, PLC, a UK-based manufacturer of specialty chemicals since 1994. From 1992 to 1994, Mr. Feenan served in a variety of positions at Plasti-Line Inc., including General Manager; and from 1989 to 1992, he was employed by IBM Corporation in a variety of positions, including Senior Financial Analyst.

      Darrell Nance has been Executive Vice President, Foam Products since joining the Company in March 1998. From 1995 until joining the Company, Mr. Nance served as Vice President and General Manager of West Coast Operations of Crain Industries, Inc. ("Crain"). From 1994 to 1995, Mr. Nance served as Vice President of Operations, West Coast Operations of Crain. From 1986 to 1994, Mr. Nance served as General Manager of Crain Western.

      Robert M. Sherwood has been Executive Vice President, Human Resources of the Company, Foamex L.P. and Foamex Carpet since July 1998. From 1993 to 1997, he served as Senior Vice President of Human Resources of Bantam Doubleday Dell, a division of Bertelsmann AG. Prior to 1993, Mr. Sherwood served as Vice President of Human Resources of Reliance Group Holdings, Inc.

      Philip N. Smith, Jr. has been Senior Vice President or Vice President, Secretary and General Counsel of the Company since its inception in September 1993. Mr. Smith has been a Vice President and Assistant Secretary of Trace Foam Company since its inception in October 1990 and a Vice President and Assistant Secretary of Trace Foam Sub since December 1991. Mr. Smith has been a Senior Vice President or Vice President and the Secretary or Assistant

Secretary and General Counsel of Trace International since January 1988 and has overseen and been actively involved in transaction negotiations, litigation, stockholder and director relations and other corporate legal matters. Prior to joining Trace International, he was the sole shareholder of a professional corporation which was a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

      Pratt W. Wallace, Jr. has been the Executive Vice President, Foam Products since January 1, 1999, and was the Executive Vice President, Manufacturing Technology from March 1998 until January 1999. From 1997 until joining the Company, Mr. Wallace served as Vice President of the Southeast region of Crain. From 1993 to 1997, Mr. Wallace served as the General Manager of Crain's Newnan, Georgia facility.

      Barry Zimmerman has been Executive Vice President, Strategic Sourcing and Logistics of the Company since July 1997, Chairman, President and a director of Foamex Mexico since September 1993 and Vice President of FMXI since April 1995. Dr. Zimmerman has been an Executive Vice President of Foamex L.P. since October 1995 and a Senior Vice President or Vice President and Managing Director of Trace International since October 1986. Prior to that, Dr. Zimmerman held several executive positions within Trace International beginning in August 1978. Dr. Zimmerman has been an Executive Vice President of Trace Foam Company since October 1990. Dr. Zimmerman has served as director of Foamex Capital Corporation since July 1992.

                       COMPENSATION OF EXECUTIVE OFFICERS

Compensation

      The following Summary Compensation Table contains information concerning annual and long-term compensation provided to (i) the Chief Executive Officer,
(ii) each of the four next most highly compensated executive officers of the Company as of the end of Fiscal 1998, based on salary and bonus and (iii) one other person who was an executive officer during Fiscal 1998 and would have been included in such table but for the fact that he was not an executive officer at the end of Fiscal 1998 (collectively, the "Named Executive Officers"), for services rendered in all capacities during the fiscal years 1998, 1997 and 1996.

                         Summary Compensation Table (1)

                                                                           Long-Term
                                                                           Compensation
                                           Annual Compensation             Awards
                                           -------------------             ------

                                                                           Securities Underlying       All Other
Name and Principal Position         Year        Salary        Bonus(2)     Options/SARs                Compensation(3)
---------------------------         ----        ------        --------     ------------                ---------------
Marshall S. Cogan..............     1998       $850,000       $300,000             --                        --
  Chairman of the Board             1997        848,077        500,000        170,833                        --
                                    1996        750,000             --        100,000                        --

Andrea Farace(4) ..............     1998       $571,500             --             --                    $1,600
  Chairman of the Board,            1997        430,769       $350,000        350,000                        --
  Chief Executive Officer           1996        200,004             --             --                        --

Rolf E. Christensen............     1998       $354,135             --          8,000                    $1,968
  Chief Operating Officer           1997        159,251        $35,000             --                     2,122
                                    1996        127,908         62,000          2,981                     1,734

Barry Zimmerman................     1998       $316,000        $38,146          3,000                    $1,600
  Executive Vice President,         1997        316,000        115,000             --                     8,000
  Sourcing & Logistics              1996        306,730         50,000             --                     1,500

Pratt W. Wallace, Jr.(5).......     1998       $166,009       $139,554             --                     4,336
  Executive Vice President,
  Foam Products

R.V. Linn(6) ..................     1998       $174,365       $493,750             --                    $5,000
  Former President,
  Crain Industries, Inc.

------------------------

(1) Because none of the Named Executive Officers received (i) perquisites in excess of the lesser of $50,000 or 10% of their reported salary and bonus,
     (ii) any other annual compensation required to be reported, (iii) LTIP payouts or (iv) any restricted stock awards, information relating to "Other Annual Compensation", "LTIP Payouts" and "Restricted Stock Awards" is inapplicable and has therefore been omitted from the table.

(2) Included in these amounts is a bonus of $66,267 received by Mr. Wallace and a bonus of $261,500 received by Mr. Linn; each of these bonuses were awarded and accrued by Crain prior to the acquisition of Crain by the Company on December 23, 1997 (the "Crain Acquisition"), and paid by the Company in 1998.

(3) The amounts shown represent the Company's matching contribution to the Company's 401(k) plan on behalf of Mr. Farace, Mr. Christensen, Mr. Zimmerman, Mr. Wallace and Mr. Linn. Mr. Cogan did not participate in a 401(k) plan.

(4) Mr. Farace resigned as President and Chief Executive Officer of the Company on March 16, 1999.

(5) No compensation is reported for Mr. Wallace in 1997 because he was hired on December 23, 1997 in connection with the Crain Acquisition and received no compensation from the Company in 1997. No information is reported for Mr. Wallace for 1996 because he was not yet employed by the Company.

(6) No compensation is reported for Mr. Linn in 1997 because he was hired on December 23, 1997 in connection with the Crain Acquisition and received no compensation from the Company in 1997. No information is reported for Mr. Linn for 1996 because he was not yet employed by the Company. Mr. Linn's employment with the Company was terminated on June 30, 1998.

Employment Agreements

      The Company has employment agreements with the following Named Executive
Officers: Marshall S. Cogan, Pratt W. Wallace, Jr. and Barry Zimmerman. The Company also had employment agreements with Andrea Farace prior to his resignation on March 16, 1999 and with R.V. Linn prior to his resignation on June 30, 1998. The Securities and Exchange Commission requires disclosure of any employment agreement between the Company and any Named Executive Officer, whether or not such officer is still employed by the Company.

      Current Employees.

      On January 1,1999, the Company entered into an employment agreement with Marshall S. Cogan, Chairman of the Board and Chairman of the Executive Committee of the Company. The agreement provides for an initial employment term commencing on January 1, 1999 and continuing until December 31, 2000, which term is automatically extended an additional day on each day of the initial term and on each day thereafter until either Mr. Cogan or the Company provides notice of termination. The employment agreement provides that Mr. Cogan will receive an annual salary at the rate of $850,000 per annum with increases, if any, as may be approved by the Board. Mr. Cogan is also eligible, but not entitled, to receive any annual bonuses which may be determined by the Board. Also, Mr. Cogan will participate in certain employee benefit plans and receive certain other perquisites. The employment agreement automatically terminates upon the death or continued disability of Mr. Cogan, and the agreement may be terminated by the Company or Mr. Cogan at any time. Upon termination of the employment agreement by the Company without "just cause" or by Mr. Cogan with "good reason" (as such terms are defined therein), the Company shall pay Mr. Cogan, in addition to any amounts earned but not yet paid, the amount of his then-current base salary for a period of twenty-four months. Additionally, Mr. Cogan would be entitled to continue to receive any health care or insurance benefits for a period of twenty-four months. The employment agreement prohibits Mr. Cogan from disclosing any confidential information of the Company during his employment term or any time thereafter. Additionally, the employment agreement provides that for a period of one year following his termination date, Mr. Cogan may not solicit or attempt to entice away from the Company (including its affiliates or subsidiaries), or interfere with the relationship of the Company with, any employees, customers or clients of the Company.

      On December 11, 1997, the Company entered into an employment agreement with Pratt W. Wallace, Jr., Executive Vice President, Foam Products of the Company. The agreement provides for an initial employment term of two years commencing on the date of the closing of the Crain Acquisition. The employment agreement provides that Mr. Wallace will receive an annual salary of $175,000 per annum, subject to annual review by the Company. Mr. Wallace is eligible to receive an annual bonus and to participate in various incentive plans, and he is entitled to an additional bonus of $40,500 upon the completion of each of his first two years of employment. Also, Mr. Wallace will participate in certain employee benefit plans and receive certain other perquisites. The Company also granted Mr. Wallace an option to purchase 10,000 shares of the Common Stock of the Company at an exercise price equal to the closing price of the Common Stock on the date of the closing of the acquisition of Crain. The Company may terminate the employment agreement upon the continued disability of Mr. Wallace or at any time for "cause", and Mr. Wallace can terminate the agreement for "good reason" (as such terms are defined in the agreement). The agreement also terminates automatically upon the death of Mr. Wallace. Upon termination of the employment agreement by the Company for "cause" or by Mr. Wallace for other than "good reason", the Company shall pay Mr. Wallace, in addition to any amounts earned but not yet paid, an amount equal to two months' then-current base salary in bi-weekly payments. In the event of termination by the Company other than for "cause" or by Mr. Wallace for "good reason", the Company must pay Mr. Wallace an amount equal to greater of (i) three months' then-current base salary or (ii) the remainder of the initial employment term of two years, subject to a reduction for any amounts received by Mr. Wallace in any other employment beginning one year after his termination. Mr. Wallace agrees that, during the period of his employment, he will not own any controlling or substantial stock or other beneficial interest in any business which is engaged in or competitive with any business engaged in by the Company. The employment agreement prohibits Mr. Wallace from disclosing any confidential information of the Company during his employment term or any time thereafter. Additionally, the employment agreement provides that for a period of one year following his termination date, Mr. Wallace may not (i) engage in any business activities which the Company reasonably determines to be competitive with any of its business activities,
(ii) solicit or attempt to induce any employee or agent of the Company to terminate his or her employment or agency with the Company, or (iii) divert or attempt to divert any person or entity from doing business with the Company or attempt to induce any person or entity to cease being a customer or supplier of the Company.

      On January 25, 1999, the Company entered into an employment agreement with Barry Zimmerman, Executive Vice President, Strategic Sourcing and Logistics of the Company. The agreement provides for an initial employment term continuing until December 31, 2000, which term is automatically extended an additional day on each day of the initial term and on each day thereafter until either Mr. Zimmerman or the Company provides notice of termination. The employment agreement provides that Mr. Zimmerman will receive an annual salary at the rate of $316,000 per annum with increases, if any, as may be approved by the Board. Mr. Zimmerman is also eligible, but not entitled, to receive any annual bonuses which may be determined by the Board. Also, Mr. Zimmerman will participate in certain employee benefit plans and receive certain other perquisites. The employment agreement automatically terminates upon the death or continued disability of Mr. Zimmerman, and the agreement may be terminated by the Company or Mr. Zimmerman at any time. Upon termination of the employment agreement by the Company without "just cause" or by Mr. Zimmerman with "good reason" (as such terms are defined therein), the Company shall pay Mr. Zimmerman, in addition to any amounts earned but not yet paid, the amount of his then-current base salary for a period of twenty-four months. Additionally, Mr. Zimmerman would be entitled to continue to receive any health care or insurance benefits for a period of twenty-four months. The employment agreement prohibits Mr. Zimmerman from disclosing any confidential information of the Company during his employment term or any time thereafter. Additionally, the employment agreement provides that for a period of one year following his termination date, Mr. Zimmerman may not solicit or attempt to entice away from the Company (including its affiliates or subsidiaries), or interfere with the relationship of the Company with, any employees, customers or clients of the Company.

      Prior Employees.

      On January 1,1999, the Company entered into an employment agreement with Andrea Farace, Chairman of the Board and Chief Executive Officer of the Company. The agreement provided for an initial employment term commencing on January 1, 1999 and continuing until December 31, 2000, which term was automatically extended an additional day on each day of the initial term and on each day thereafter until either Mr. Farace or the Company provided notice of termination. The employment agreement provided that Mr. Farace would receive an annual salary of $600,000 per annum with increases, if any, as may be approved by the Board. Mr. Farace was also eligible, but not entitled, to receive any annual bonuses which would be determined by the Board. Also, Mr. Farace participated in certain employee benefit plans and received certain other perquisites. Pursuant to this agreement, Mr. Farace's received a severance payment of $250,000 in connection with the termination of his employment with the Company on March 16, 1999. In addition to the severance payment as described above, the Company agreed to pay Mr. Farace the amount of his then-current base salary for a period of twenty-four months. Additionally, Mr. Farace will receive health care or insurance benefits for a period of twenty-four months from the date of his termination. The employment agreement prohibits Mr. Farace from disclosing any confidential information of the Company during his employment term or any time thereafter. Additionally, the employment agreement provides that for a period of one year following his termination date, Mr. Farace may not solicit or attempt to entice away from the Company (including its affiliates or subsidiaries), or interfere with the relationship of the Company with, any employees, customers or clients of the Company.

      On January 7, 1998, the Company entered into an employment agreement with R.V. Linn, the former President of Crain. The agreement provided for an initial employment term of six months, commencing on January 1, 1998 and continuing until June 30, 1998. The employment agreement provided that as compensation for all services rendered by Mr. Linn, he would receive an annual salary at the rate of $330,000 per annum. Pursuant to this agreement, Mr. Linn received (i) a signing bonus of $50,000 upon the completion of the term of employment on June 30, 1998 and (ii) an incentive bonus payment of $107,250, calculated as 65% of Mr. Linn's base salary pro-rated by term. Under the agreement, Mr. Linn participated in certain employee benefit plans and received certain other perquisites, including an automobile allowance of $1,750 per month. Mr. Linn's employment with the Company terminated on June 30, 1998.

Company Stock Option Plan

      During 1998, 1997 and 1996, the Stock Option Committee granted 125,250 options, 625,833 options and 202,240 options to purchase Common Stock to officers or key employees of the Company, respectively, pursuant to the Company's 1993 Stock Option Plan (the "Stock Option Plan"). The 1998 options were granted at exercise prices of $11.438 to $13.25 per share, the 1997 options were granted at exercise prices ranging from $9.688 to $14.00 per share and the 1996 options were granted at exercise prices of $6.875 to $10.25 per share, all such exercise prices representing the closing price of the Common Stock on each grantees' date of hire or the date of grant. The 1998 and 1997 options will vest 20% annually, beginning one year after the date of the grant. Generally, the options granted in 1996 will vest 20% annually, beginning December 6, 1996.

      The following table provides information on option grants in Fiscal 1998 by the Company to the Named Executive Officers.

      Foamex International Option Grants In Last Fiscal Year (1)


                                                                                          Potential Realizable
                              Number of                                                     Value at Assumed
                              Securities     % of Total                                Annual Rates of Stock Price
                              Underlying    Options/SARs    Exercise                           Appreciation
                               Options/      Granted to     or Base                       for Option Term (2)
                                SAR's       Employees in     Price      Expiration    -----------------------------
                             Granted (#)    Fiscal Year      ($/Sh)        Date           5%               10%
                            -------------  --------------  ----------  ------------   ---------         ----------
Rolf E. Christensen             8,000           6.4%        $13.25      02/12/09       $55,261           $150,781

Barry Zimmerman                 3,000           2.4          13.25      02/12/09        20,723             56,543

----------------

(1) Messrs. Cogan, Farace, Linn and Wallace are not included in this table since no options were granted to such individuals during Fiscal 1998.

(2) Based on December 31, 1998 market value of the Company's common stock of $12.375 per share.

Aggregate Option Values

      The following table sets forth, as of December 31, 1998, the number of options for the Company's Common Stock and the value of the unexercised options and SARs held by the Named Executive Officers. None of the Named Executive Officers exercised stock options in Fiscal 1998.

                       Aggregate FY-End Option/SAR Values

                                       Number of Securities Underlying
                                      Unexercised Options/SARs at Fiscal      Value of Unexercised In-the-Money
                                      ----------------------------------      ---------------------------------
                                                   Year End                   Options/SARs at Fiscal Year End(2)
              Name(1)
              -------
                                       Exercisable       Unexercisable         Exercisable       Unexercisable
                                      -------------     ---------------       -------------     ---------------
Marshall S. Cogan                         303,334          196,666             $2,230,631         $1,932,909

Andrea Farace                              86,296          280,000                668,285          2,225,000

Rolf Christensen                           13,808            9,192                 94,930              8,195

Barry Zimmerman                            17,569            3,000                120,787                 --

Pratt W. Wallace, Jr.                       2,000            8,000                 19,376             77,504

(1) Mr. Linn has been excluded from the table because he does not own any options or SARs.

(2) As of December 31, 1998, the market value of the Company's common stock was $12.375 per share.

Pension Plans

      The Foamex Group Salaried Employees Pension Plan (the "Retirement Plan") is a defined benefit pension plan that is qualified under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and in which executive officers are eligible to participate.

      The following table illustrates estimated annual pensions under the Retirement Plan for various compensation levels and periods of credited service, assuming present compensation rates at all points in the past and until Normal Retirement Date (as defined in the Retirement Plan) and a constant Social Security Wage Base ($72,600 in 1999). The pension amount is expressed as a life annuity with certain benefits continuing to the spouse.

                               Pension Plan Table
                            Years of Credited Service

                             15        20        25        30        35
                          -------   -------   -------   -------   -------
Current Compensation:
$125,000                  $27,368   $36,490   $45,613   $54,735   $63,858
$160,000 and above        $36,555   $48,740   $60,925   $73,110   $85,295

      The Retirement Plan is a career pay plan. The Retirement Plan formula is 1.25% of annual compensation up to the Social Security Wage Base and 1.75% of annual compensation in excess of the Social Security Wage Base, subject to an annual compensation limit of $160,000. Prior to September 1, 1994, the Retirement Plan was a final average pay plan, with retirement benefits based upon earnings for the five consecutive years within the last ten years which yield the highest average yearly salary ("Final Average Compensation"). Annual benefit calculations under the Retirement Plan for service prior to June 1, 1994, will be the years of credited service multiplied by the sum of 2.0% of Final Average Compensation and 0.4% of Final Average Compensation in excess of the average of the Social Security Wage Bases over the 35 year period ending with the year an employee reaches age 65 (such 35 year average referred to herein as the "Covered Compensation"). For service subsequent to May 31, 1994, but before September 1, 1994, annual benefit calculations will be the years of credited service multiplied by the sum of 1.1% of Final Average Compensation and 0.4% of Final Average Compensation in excess of Covered Compensation. The actuarially determined cost of providing benefits under the Retirement Plan is provided by the Company. The participants are neither required nor permitted to make contributions.

      The compensation used as a basis for computing pension is primarily based on salaries set forth in the Summary Compensation Table and excludes bonuses set forth therein. In 1998 and 1997, the compensation used as a basis for computing the pension of each of the executive officers named in the Summary Compensation Table was as follows: Mr. Cogan, $160,000 and $160,000, respectively; Mr. Farace, $160,000 and $160,000, respectively; Mr. Christensen, $160,000 and $160,000, respectively; Mr. Zimmerman, $160,000 and $160,000, respectively; and Mr. Wallace, $160,000 in 1998. Mr. Wallace was not a plan participant in 1997 and Mr. Linn was not a plan participant in 1997 or 1998.

      The estimated annual benefits under the Retirement Plan payable on retirement at normal retirement age, or immediately if the individual has reached normal retirement age, for each of the employees named in the Summary Compensation Table (with the exception of Mr. Linn) are as follows: Mr. Cogan, $23,200; Mr. Farace, $68,100; Mr. Christensen, $106,600; Mr. Zimmerman, $22,850;
and Mr. Wallace, $23,600. These amounts assume the employees continue their employment with the Company at present salary levels until normal retirement age. As of December 31, 1998, the employees named in the Summary Compensation Table had been credited with years of service under the Retirement Plan as follows: Mr. Cogan, 5.83 years; Mr. Farace, 5.08 years; Mr. Christensen, 30.83 years; Mr. Zimmerman, 5.83 years; and Mr. Wallace, 0.5 years.

IRS Limitations

      Under the Internal Revenue Code, a participant's compensation in excess of $160,000 (as adjusted to reflect cost of living increases) is disregarded for purposes of determining pension benefits. Benefits accrued for plan years prior to 1994 on the basis of certain compensation in excess of $160,000 are preserved. In addition, as required by law, the maximum annual pension payable to a participant under a qualified pension plan in 1998 is $130,000, in the form of a qualified joint and survivor annuity, although certain benefits are not subject to such limitation. Such limits have been included in the calculation of estimated annual benefit amounts listed above for each of the Named Executive Officers. The Company does not have a non-qualified defined benefit plan to provide payments in excess of limits imposed by the Internal Revenue Service.

      Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate filings by reference, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee (the "Compensation Committee") and Stock Option Plan Committee (the "Stock Option Committee") on Executive Compensation and the Performance Graph shall not be incorporated by reference into any such filings.

            REPORT OF THE COMPENSATION COMMITTEE AND THE STOCK OPTION
                    PLAN COMMITTEE ON EXECUTIVE COMPENSATION

      The Compensation Committee's responsibilities include establishing the Company's policies governing the compensation of officers and other key executives of the Company. The Compensation Committee approves all elements of compensation for Executive Officers. The Stock Option Committee is responsible for the administration of the 1993 Stock Option Plan.

Executive Compensation The Company's compensation program consists of base salary, incentive programs, stock options and employee benefits. The goal of the Company's compensation program is to motivate and reward its executive officers and other key employees to improve long-term stockholder value and to attract and retain the highest quality executive and key employee talent available. The Company's executive compensation program is designed to align executive compensation practices with increasing the value of the Company's Common Stock and to foster adherence to, and promotion of, the Company's business mission, values, strategic goals and annual objectives. The compensation levels for Messrs. Christensen, Wallace and certain other officers of the Company (or its subsidiaries) who are not Named Executive Officers, are determined pursuant to the terms of their respective employment agreements. The compensation levels for Mr. Linn was determined pursuant to the terms of his employment agreement prior to his resignation from the Company. See "Compensation of Executive Officers--Employment Agreements." The compensation levels for the other Named Executive Officers were determined pursuant to the criteria set forth below.

      The Compensation Committee annually reviews salary increases for the current year and incentive payments to be made in connection with the previous year's performance. The Compensation Committee will consider an executive's scope of responsibilities, level of experience, individual performance and attainment of pre-established goals as well as the Company's business plan and general economic factors. In making its decisions, and to maintain the desired levels of competitiveness and congruity with the Company's long-term performance goals, the Compensation Committee will receive input from the Company's Chief Executive Officer, President and Chief Operating Officer and from the Company's Human Resources Department.

Base Salary and Bonus The salary levels for executive officers are determined by such officer's level of job responsibility and experience, job performance and attainment of pre-established goals. Additional consideration is given to salaries for a comparable position within the industry and the Company's ability to pay. Bonus payouts to executive officers and other key employees of the Company are based on attainment of general or specific corporate goals. In 1998, in connection with the Company's acquisition and integration of Crain, the Company paid or accrued bonuses to certain executive officers or key employees of the Company, including Messrs. Linn, Wallace and Zimmerman. No other bonuses were paid for 1998 services to any Named Executive Officer other than a bonus to Mr. Cogan.

Options The Stock Option Committee believes strongly that the interests of senior management must be closely aligned with those of the stockholders. Long-term incentives in the form of stock options provide a vehicle to reward executive officers only if there is an increase in stockholder value. Stock options are granted on a discretionary basis within a guideline range that takes into account the position responsibilities of executive officers and key employees of the Company whose contributions and skills are important to the long-term success of the Company. Stock options to purchase Common Stock providing long-term incentives may be granted to executive officers or key employees of the Company with a maximum term of ten years.

      In 1998, the Stock Option Committee granted 125,250 options to purchase Common Stock to officers or key employees of the Company pursuant to the Stock Option Plan. Such options were granted at exercise prices of $11.438 to $13.25 per share, which price represents the closing price of the Common Stock on each officer's or key employee's date of hire or the date of grant. Twenty percent of the options granted in 1998 will vest each year beginning one year after the date of the grant of the option.

Chief Executive Officer In 1998, Mr. Farace received $571,500 in compensation from the Company. Mr. Farace's salary was approved based upon a review of market data for similar positions. Mr. Farace did not receive a bonus for 1998.

Policy Regarding Qualifying Compensation Section 162(m) of the Internal Revenue Code imposes a $1,000,000 ceiling on tax-deductible remuneration paid to the five most highly compensated executive officers of a publicly-held corporation, unless the compensation is treated as performance related. While the Company's general policy is that compensation to the Company's executive officers should, under most circumstances, satisfy the conditions required for full deductibility, the Company believes that in order to effectively compete with other similarly situated companies in the acquisition and retention of top executive talent, the Company must have the flexibility to pay compensation that may not be fully deductible under Section 162(m) of the Code. The Company believes that the compensation of all executive officers for 1998 was fully deductible.

COMPENSATION COMMITTEE                      STOCK OPTION PLAN COMMITTEE

John V. Tunney, Chairman                    John V. Tunney, Chairman
Stuart J. Hershon                           Stuart J. Hershon

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Compensation Committee is comprised entirely of Outside Directors. No employee of the Company serves on the Compensation Committee. The Company is not aware of any other corporation in which both (i) an executive officer of the Company serves on the board of directors and/or compensation committee and (ii) a director of the Company serves as an executive officer. See "Certain Relationships and Related Transactions -- Tunney Consulting Agreement" for a discussion of certain transactions between the Company and John V. Tunney, the Chairman of the Compensation Committee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

             The Company regularly enters into transactions with its affiliates on terms it believes to be the same as could be obtained in third party transactions. The following is a summary of any such material transactions entered into or continuing during Fiscal 1998. Payments to affiliates by Foamex L.P. and its subsidiaries in connection with any such transactions are governed by the provisions of the indentures for its public debt securities which generally provide that such transactions be on terms comparable to those generally available in equivalent transactions with third parties.

      As a result of certain of the transactions described below, as of December 31, 1998, Trace International had a net amount due to the Company of approximately $3.0 million against which an allowance has been taken by the Company as a result of the announced financial condition of Trace International.

The 1998 Proposed Transactions

           On March 16, 1998, the Company announced that its Board of
Directors received an unsolicited buyout proposal from Trace International, the Company's principal stockholder. Trace International proposed to acquire all of the outstanding common stock of the Company not owned by Trace International and its subsidiaries (the "Public Shares") for a cash price of $17.00 per share. In response to Trace International's offer, the Company's Board of Directors appointed the Special Committee to determine the advisability and fairness of the proposed buyout to the Company's stockholders other than Trace International and its subsidiaries.

         On June 25, 1998, Trace International, Trace Merger Sub, Inc., a wholly owned subsidiary of Trace International ("Merger Sub"), and the Company entered into an Agreement and Plan of Merger (the "First Merger Agreement"). Pursuant to the terms of the First Merger Agreement, Merger Sub would have been merged with and into the Company (the "First Merger") and each outstanding share of common stock, other than common stock held by Trace International and its subsidiaries, treasury shares, and common stock with respect to which appraisal rights would have been perfected, would have been converted into the right to receive $18.75 per share in cash. On November 5, 1998, Trace International terminated the First Merger Agreement, pursuant to its terms, due to the failure of certain financing conditions.

          On November 5, 1998, Trace International, Merger Sub and the
Company entered into a second Agreement and Plan of Merger (the "Second Merger Agreement"). Pursuant to the terms of the Second Merger Agreement, Merger Sub would have been merged with and into the Company (the "Second Merger") and each outstanding share of common stock, other than common stock held by Trace International and its subsidiaries, treasury shares, and common stock with respect to which appraisal rights would have been perfected, would have been converted into the right to receive $12.00 per share in cash. Trace International delivered a letter to the Company, dated January 8, 1999 (the "Notice of Termination"), terminating the Second Merger Agreement, pursuant to its terms, due to the failure of certain financing conditions.

          In connection with the First Merger Agreement and the Second
Merger Agreement, the Company retained and paid for legal counsel to the Special Committee, a financial advisor to the Special Committee, legal counsel to the Board of Directors and a financial advisor to the Board of Directors. In addition, the Company commenced, but did not close, a debt tender offer, a debt exchange offer, an internal corporate restructuring and refinancing, and the offer of three different issues of high-yield notes. Each of Trace International and the Company bore their own expenses incurred in connection with such transactions; the Company's expenses totaled approximately $6.5 million.

Litigation Indemnification

      As described under "Certain Litigation", certain of the Company's directors have been named as defendant's in certain suits related to the transactions described under "-- The 1998 Proposed Transaction." To date, the Company's expenditures for the defense of such directors have not been significant and have been included as part of the transaction costs of $6.5 million discussed above.

The Airplane Sale

      On March 31, 1999, the Company sold its corporate airplane to an unaffiliated third party for $16.3 million in gross proceeds of which $8.9 million was used to repay debt associated with the airplane. As specified by the terms of the Aircraft Sale, Lease and Operating Agreement, dated August 1995, pursuant to which the Company purchased the airplane from Trace International, Trace International agreed to reimburse the Company to the extent the net proceeds from the sale of the airplane were less than a specified amount, and the Company was obligated to share the net proceeds in excess of such specified amount with Trace International. Pursuant to the terms of such agreement, the Company was obligated to pay Trace approximately $0.6 million or approximately 50% of the "Excess Proceeds", as defined, which was offset against Trace's obligation to pay interest on two promissory notes in favor of the Company. See "--Trace Notes" below.

Employment Arrangements

      As described herein under "Employment Agreements", the Company has entered into employment agreements with certain executive officers. In addition, on March 16, 1999, the Company entered into an employment agreement with John G. Johnson, Jr. in connection with the hiring of Mr. Johnson as President and Chief Executive Officer of the Company. The agreement provides for an initial term of two years commencing on March 16, 1999, and automatically renews for additional one-year terms unless notice of intent to not extend the term of the agreement is given by either party. The employment agreement provides that as compensation for all services rendered by Mr. Johnson, he will receive an annual salary at the rate of at least $500,000 per annum, which salary will be reviewed annually by the Compensation Committee of the Board. Mr. Johnson is entitled to earn an annual bonus of up to $500,000; the actual amount of the bonus is based on the attainment of certain performance targets for that year. The agreement provides that the bonus to be paid to Mr. Johnson in 1999 will not be less than $250,000. Also, Mr. Johnson will participate in certain employee or executive benefit plans and receive certain other perquisites, including an automobile lease allowance. Mr. Johnson's employment agreement further provides for the grant by the Company to Mr. Johnson of options to purchase 750,450 shares of Common Stock. Fifty percent of the options were granted on March 22, 1999 at a per share price equivalent to the closing price of the Common Stock on March 22, 1999, and the remaining 50% were granted on April 20, 1999 at a per share price equivalent to the closing price of the Common Stock on April 20, 1999. The options will vest in equal installments on March 16, 2000, March 16, 2001 and March 16, 2002.

      Certain employees of the Company are also employees of Trace International and/or affiliates of Trace International. The Company pays the salaries or a portion of the salaries of such employees of Trace International based on the amount of time devoted to the Company's matters by such employees, which payments in Fiscal 1998 aggregated approximately $2.0 million. Certain of these employees entered into employment agreements with the Company in January 1999, which agreements provide for aggregate annual compensation of approximately $1.1 million.

Tunney Consulting Agreement

      John V. Tunney, one of the directors of the Company, acts as a business advisor to the Company. Pursuant to this arrangement, Mr. Tunney provides consulting services to the Company with respect to various personnel and compensation issues. In exchange for his services, Mr. Tunney receives a fee of $10,000 per month. In addition, Mr. Tunney serves as the Chairman of Foamex Asia.

Management Services Agreement

      Foamex L.P. and Trace Foam Company entered into a management services agreement on October 13, 1992 pursuant to which Trace Foam Company, a subsidiary of Trace International, provides general managerial services of a financial, technical, legal, commercial, administrative and/or advisory nature to Foamex L.P. The management services agreement provides that Trace Foam Company is entitled to an annual fee of $3.0 million, plus reimbursement of expenses incurred. For Fiscal 1998, Foamex L.P. made payments of approximately $3.0 million, pursuant to the terms of the management services agreement to Trace Foam Company.

GFI Transaction

      On February 27, 1998, the Company and certain of its affiliates completed a series of transactions (collectively, the "GFI Transaction") designed to simplify the Company's structure and to provide future operational flexibility. Prior to these transactions, Foamex L.P. settled its intercompany payables to General Felt Industries, Inc. ("General Felt") with $4.8 million in cash and a $34.0 million aggregate principal amount promissory note supported by a $34.5 million letter of credit under the Foamex L.P. credit facility (the "Foamex/GFI Note"). The initial transaction resulted in the transfer from Foamex L.P. to Foam Funding LLP, an indirect wholly owned subsidiary of Trace International ("Foam Funding"), of all of the outstanding common stock of General Felt, in exchange for (i) the assumption by Foam

Funding of $129.0 million of Foamex L.P.'s indebtedness and (ii) the transfer by Foam Funding to Foamex L.P. of a 1% non-managing general partnership interest in Foamex L.P. As a result, General Felt ceased being a subsidiary of Foamex L.P. and was relieved from all obligations under Foamex L.P.'s 9 7/8% senior subordinated notes due 2007 and 13 1/2% senior subordinated notes due 2005. Upon consummation of the initial transaction, (i) Foamex Carpet, a newly formed wholly owned subsidiary of the Company, the Company, Foam Funding and General Felt entered into an Asset Purchase Agreement dated February 27, 1998, in which General Felt sold substantially all of its assets (other than cash on hand, the Foamex/GFI Note and its operating facility in Pico Rivera, California) to Foamex Carpet in exchange for (i) $20.0 million in cash and (ii) a promissory note issued by Foamex Carpet to Foam Funding in the aggregate principal amount of $70.2 million (the "Foamex Carpet Note") and (ii) pursuant to a Lease Agreement, dated as of February 27, 1998, by and between Foamex Carpet and Foam Funding, Foamex Carpet leased all of the real estate of General Felt (the "Pico Rivera Lease"). Pursuant to the Foamex International Guaranty, dated as of February 27, 1998, the Company guaranteed Foamex Carpet's obligations under the Foamex Carpet Note and the Pico Rivera Lease, which guarantee is secured by a pledge of the Company's partnership interests in Foamex L.P.

Pico Rivera Lease

      In connection with the GFI Transaction, Foam Funding and Foamex Carpet entered into a lease, dated as of February 27, 1998, pursuant to which Foam Funding leases to Foamex Carpet the premises located in Pico Rivera, California for an initial term ending on December 31, 2004, which term may be extended for consecutive one-year periods commencing on January 1, 2005 and expiring on December 31, 2007. The lease is a net lease and Foamex Carpet has no right to terminate for any reason during the term and all expenses and impositions in connection with the premises are the obligation of Foamex Carpet. The basic, or fixed, rent is $380,239 per year ($31,686.58 per month). If Foam Funding desires to sell or convey all or any part of the leased premises, and Foam Funding obtains from a third party a bona fide arms' length, written purchase offer (the "Offer"), Foamex Carpet may elect to purchase the portion of the leased premises which is the subject of the Offer on the precise terms and conditions of the Offer. Foamex Carpet also has the right (the "Option") at any time during the term to purchase all of the leased premises from Foam Funding for a purchase price which is determined to be fair market value on the date of the exercise of the Option as determined by an appraisal made by two independent qualified appraisers, one selected by Foam Funding and one selected by Foamex Carpet.

Foamex/GFI Note

      The Foamex/GFI Note was issued by Foamex L.P. in favor of Foam Funding on February 27, 1998 as part of the GFI Transaction, and bears interest at either
(i) the Base Rate (as defined therein) or (ii) LIBOR (as defined therein) plus 0.75%, payable monthly in arrears. The Foamex/GFI Note has a $34.0 million principal amount, is collateralized by a $34.5 million letter of credit, and is not subject to voluntary prepayment. The Foamex/GFI

Note is due in March 2000. During 1998 the Company paid Foam Funding approximately $1.7 million in interest pursuant to the terms of the Foamex/GFI Note.

Foamex Carpet Note

      The Foamex Carpet Note was issued by Foamex Carpet in favor of Foam Funding on February 27, 1998 as part of the GFI Transaction, and bears interest at either (i) the Base Rate (as defined therein) plus 2.0% or (ii) LIBOR (as defined therein) plus 3.0%. The Foamex Carpet Note requires quarterly principal payments and matures on February 25, 2004; provided, however, payment may be demanded at any time after March 17, 2000. The Foamex Carpet Note had an original $70.2 million principal amount, is collateralized by a lien on substantially all of the assets of Foamex Carpet and is not subject to voluntary prepayment. During 1998 the Company paid Foam Funding approximately $4.7 million in interest and approximately $5.3 million in principal pursuant to the terms of the Foamex Carpet Note.

Tax Sharing Agreement

      In 1992, Foamex L.P. and its partners entered into a tax sharing agreement, as amended (the "Foamex L.P. Tax Sharing Agreement"), pursuant to which Foamex L.P. agreed to make quarterly distributions to its partners which, in the aggregate, will equal the tax liability that Foamex L.P. would have paid if it had been a Delaware corporation filing separate tax returns rather than a Delaware partnership. During Fiscal 1998, no payments were made to Trace International or its subsidiaries pursuant to the terms of the tax sharing agreement. As a result of the GFI Transaction, Trace International and its subsidiaries are no longer direct partners in Foamex L.P.; therefore, no further payments will be made to such parties under the Foamex L.P. Tax Sharing Agreement.

Technology Sharing Arrangements

      In December 1992, Foamex L.P., Recticel and Beamech Group Limited ("Beamech"), an unaffiliated third party, formed a Swiss corporation to develop new manufacturing technology for the production of polyurethane foam. Each of Foamex L.P., Recticel and Beamech contributed or caused to be contributed to such corporation a combination of cash and technology valued at $1.5 million, $3.0 million and $1.5 million, respectively, for a 25%, 50% and 25% interest, respectively, in the corporation. Foamex L.P., Recticel and their affiliates have been granted a royalty-free license to use certain technology, and it is expected that the corporation will license use of such technology to other foam producers in exchange for royalty payments.

Indemnification Regarding Environmental Matters

      Pursuant to an Asset Transfer Agreement (the "RFC Asset Transfer Agreement") between Foamex L.P. and Recticel Foam Corporation ("RFC"), Foamex L.P. is indemnified by RFC for any liabilities incurred by Foamex L.P. arising out of or resulting from, among other things, the ownership or use of any of the assets transferred pursuant to the RFC Asset Transfer Agreement or the conduct of the transferred business on or prior to

October 2, 1990, including, without limitation, any loss actually arising out of or resulting from any events, occurrences, acts or activities occurring before October 2, 1990 or occurring after October 2, 1990 to the extent resulting from conditions existing on or prior to October 2, 1990, relating to (i) injuries to or the contraction of any diseases by any person resulting from exposure to Hazardous Substances (as defined in the RFC Asset Transfer Agreement) without regard to when such injuries or diseases are first manifested, (ii) the generation, processing, handling, storage or disposition of or contamination by any waste or Hazardous Substance, whether on or off the premises from which the transferred business has been conducted or (iii) any pollution or other damage or injury to the environment, whether on or off the premises from which the transferred business has been conducted. Foamex L.P. is also indemnified by RFC for any liabilities arising under Environmental Laws (as defined in the RFC Asset Transfer Agreement) relating to current or former RFC assets and for any liability for property damage or bodily harm relating to products of the transferred business shipped on or prior to October 2, 1990. Such indemnification is limited after December 1993 unless such liability is covered by insurance. Foamex L.P. has agreed to assume certain known environmental liabilities relating to the assets transferred by RFC to Foamex L.P., with an estimated remediation cost of less than $0.5 million, in exchange for a cash payment by RFC to Foamex L.P. approximately equal to the remediation cost for such environmental liabilities. As of December 31, 1998, RFC owed the Company approximately $85,000 in connection with such indemnification.

      Pursuant to the Asset Transfer Agreement, dated as of October 2, 1990, as amended, between Trace International and Foamex L.P. (the "Trace International Asset Transfer Agreement"), Foamex L.P. is indemnified by Trace International for any liabilities incurred by Foamex L.P. arising out of or resulting from, among other things, the ownership or use of any of the assets transferred pursuant to the Trace International Asset Transfer Agreement or the conduct of the transferred business on or prior to October 2, 1990, including, without limitation, any loss actually arising out of or resulting from any events, occurrences, acts or activities occurring after October 2, 1990, to the extent resulting from conditions existing on or prior to October 2, 1990, relating to
(i) injuries to or the contraction of any diseases by any person resulting from exposure to Hazardous Substances (as defined in the Trace International Asset Transfer Agreement) without regard to when such injuries or diseases are first manifested, (ii) the generation, processing, handling, storage or disposition of or contamination by any waste or Hazardous Substance, whether on or off the premises from which the transferred business has been conducted or (iii) any pollution or other damage or injury to the environment, whether on or off the premises from which the transferred business has been conducted. Foamex L.P. is also indemnified by Trace International for any liabilities arising under Environmental Laws (as defined in the Trace International Asset Transfer Agreement) relating to current or former Trace International assets and for any liability relating to products of the transferred business shipped on or prior to October 2, 1990.

Certain Transactions Relating to the Acquisition of General Felt

      In connection with Foamex L.P.'s acquisition of General Felt in March 1993, Trace International and General Felt entered into the GFI Reimbursement Agreement pursuant to which Trace International has agreed to reimburse General Felt on a pro rata basis reflecting the period of time each has occupied the facility for costs relating to a cleanup plan for a facility in Trenton, New Jersey formerly owned by General Felt. In Fiscal 1998, such pro rata amount attributable to Trace International was approximately $100,000, none of which has been paid. In connection with the GFI Transaction, the GFI Reimbursement Agreement was assigned by General Felt to Foamex Carpet. Foamex Carpet carries on its books a receivable from Trace International of $0.5 million relating to payments due under the GFI Reimbursement Agreement for Fiscal 1998 and prior fiscal years, which was fully reserved for at December 31, 1998.

Trace Notes

      Prior to Fiscal 1998, Trace International had borrowed $9.8 million from Foamex L.P. pursuant to the terms of two promissory notes (the "Trace Notes"). The Trace Notes are due and payable on demand or, if no demand is made, on July 7, 2001, and bear interest at 2 3/8% plus three-month LIBOR, as defined, per annum. payable quarterly in arrears. During 1998, the Company recorded interest income of $0.8 million on the Trace Notes, of which $0.6 million was paid, and $0.2 million is carried on the Company's books as a receivable, which was fully reserved for at December 31, 1998.

Office Sublease

      Trace International rents approximately 5,900 square feet of general, executive and administrative office space in New York, New York from Foamex L.P., on substantially the same terms as Foamex L.P. leases such space from a third party lessor. The lease commenced October 1, 1993 with the occupancy and rent payments commencing on October 1, 1994. The lease provides for an initial term of 11 years and expires on September 30, 2004. The lease provides for two optional five-year renewal periods at the fair market rental value of the property on the first day of such renewal term. The annual rental for the period October 1, 1994 through September 30, 2004 is approximately $0.7 million. Under the lease, Foamex L.P. is required to pay certain excess real estate taxes and operating expenses incurred by the lessor relating to the property for which it will be proportionally reimbursed by Trace International. The rental terms were the result of arm's length negotiations between Foamex L.P. and the third party lessor. Trace International will reimburse, through increased rent, Foamex L.P. for the cost of any leasehold improvements applicable to the space occupied for the benefit of Trace International. In Fiscal 1998 Trace International incurred total sublease charges of $0.5 million for its portion of the leased property, none of which has been paid. Foamex L.P. carries on its books a receivable of $2.2 million relating to payments due under the sublease for Fiscal 1998 and prior fiscal years, which was fully reserved for at December 31, 1998.

Investments

      Prior to 1998, the Company's Retirement Plan had invested approximately $5.0 million in shares of Trace Global Opportunities Fund, which primarily invests in companies organized or operating outside the G-7 markets and is a subsidiary of Trace International. As of December 31, 1998, the value of such investment was approximately $4.3 million. During 1998, the Retirement Plan purchased 250,000 shares of UAG common stock for approximately $4.8 million. The value of the Retirement Plan's investment in UAG, which is an affiliate of Trace International, was approximately $2.3 million at December 31, 1998.

      During 1997, the Company purchased a $2.0 million investment in Trace Global Opportunities Fund. The value of the Company's investment in Trace Global Opportunities Fund was $0.9 million at December 31, 1998.

Charitable Contributions

      In Fiscal 1998, Foamex L.P. made charitable contributions to the Trace International Holdings, Inc. Foundation (the "Foundation") in the amount of $0.2 million. The Foundation is a Delaware tax-exempt private foundation. Marshall S. Cogan, Chairman of the Company and Foamex L.P., is the sole director of the Foundation.

                               CERTAIN LITIGATION

      Beginning on or about March 17, 1998, six actions (collectively the "Stockholder Litigation") were filed in the Court of Chancery of the State of Delaware, New Castle County (the "Court"), by stockholders of the Company. The Stockholder Litigation, purportedly brought as class actions on behalf of all stockholders of the Company, named the Company, certain of its directors, certain of its officers, Trace International and Merger Sub, as defendants alleging that they had breached their fiduciary duties to the plaintiffs and other stockholders of the Company unaffiliated with Trace International in connection with the original proposal of Trace International to acquire all of the outstanding common stock of the Company not owned by Trace International and its subsidiaries (the "Public Shares") for a cash price of $17.00 per share. The complaints sought, among other things, class certification, a declaration that the defendants have breached their fiduciary duties to the class, preliminary and permanent injunctions barring implementation of the proposed transaction, rescission of the transaction if consummated, unspecified compensatory damages, and costs and attorneys' fees. A stipulation and order consolidating these six actions under the caption In re Foamex International Inc. Shareholders Litigation, Consolidated Civil Action, No. 16259NC was entered by the Court on May 28, 1998.

      On June 25, 1998, Trace International, Merger Sub and the Company entered into the First Merger Agreement. The parties to the Stockholder Litigation entered into a Memorandum of Understanding, dated June 25, 1998 (the "Memorandum of Understanding"), to settle the Stockholder Litigation, subject to, inter alia, execution of a definitive stipulation of settlement between the parties and approval by the Court following notice to the class and a hearing. The Memorandum of Understanding provided that as a result of, among other things, the Stockholder Litigation and negotiations among counsel for the parties to the Memorandum of Understanding, a special meeting of stockholders would be held to vote upon and approve the First Merger Agreement which provided, among other things, for the Public Shares owned by stockholders of the Company unaffiliated with Trace International and its subsidiaries (the "Public Stockholders") to be converted into the right to receive $18.75 in cash, without interest.

      The Memorandum of Understanding also provided for certification of a class, for settlement purposes only, consisting of the Public Stockholders, the dismissal of the Stockholder Litigation with prejudice and the release by the plaintiffs and all members of the class of all claims and causes of action that were or could have been asserted against Trace International, Merger Sub, the Company and the individual defendants in the Stockholders Litigation or that arise out of the matters alleged by plaintiffs. Following the completion of the confirmatory discovery which was provided for in the Memorandum of Understanding, on September 9, 1998, the parties entered into a definitive Stipulation of Settlement and the Court set a hearing for October 27, 1998 to consider whether the settlement should be approved (the "Settlement Hearing"). In connection with the proposed settlement, the plaintiffs intended to apply for an award of attorney's fees and litigation expenses in an amount not to exceed $925,000, and the defendants agreed not to oppose this application. Additionally, the Company agreed to pay the cost, if any, of sending notice of the settlement to the Public Stockholders. On September 24, 1998, a Notice of Pendency of Class Action, Proposed Settlement of Class Action and Settlement Hearing was mailed to the members of the settlement class. On October 20, 1998, the parties to the Stockholder Litigation requested that the Court cancel the Settlement Hearing in light of the announcement made by Trace International on October 16, 1998, that it had been unable to obtain the necessary financing for the contemplated acquisition by Trace International of the Company's common stock at a price of $18.75 per share which was the subject matter of the proposed settlement. This request was approved by the Court on October 21, 1998, and the Company issued a press release on October 21, 1998, announcing that the Court had canceled the Settlement Hearing.

      On November 5, 1998, Trace International, Merger Sub and the Company entered into the Second Merger Agreement. Pursuant to the terms of the Second Merger Agreement, each outstanding share of common stock, other than common stock held by Trace International and its subsidiaries, treasury shares, and common stock with respect to which appraisal rights would have been perfected, would have been converted into the right to receive $12.00 per share in cash.

      On November 10, 1998, counsel for certain of the defendants in the Stockholder Litigation gave notice pursuant to the Stipulation of Settlement that such defendants were withdrawing from the Stipulation of Settlement in light of the notice given by Trace International to the Company and the special committee of the Board of Directors on November 5, 1998 whereby Trace International terminated the First Merger Agreement on the grounds that the financing condition in the First Merger Agreement was incapable of being satisfied.

      On November 12, 1998, the plaintiffs in the Stockholder Litigation filed an Amended Class Action Complaint (the "Amended Complaint"). The Amended Complaint named the Company, Trace International, Merger Sub, Mr. Marshall S. Cogan, Mr. Andrea Farace, Dr. Stuart Hershon, Mr. John Tunney, and Mr. Etienne Davignon as defendants, alleging that they breached their fiduciary duties to plaintiffs and the other Public Stockholders in connection with the Second Merger, that the proposal to acquire the Public Shares for $12.00 per share lacked entire fairness, that the individual defendants violated 8 Del. Code ss. 251 in approving the Second Merger Agreement, and that Trace International and Merger Sub breached the Stipulation of Settlement. On December 2, 1998, plaintiffs served a motion for a preliminary injunction, seeking an Order to preliminarily enjoin the defendants from proceeding with, consummating or otherwise effecting the merger contemplated by the Second Merger Agreement.

      The defendants have denied, and continue to deny, that they have committed or have threatened to commit any violation of law or breaches of duty to plaintiffs or the purported class or any breach of the Stipulation of Settlement. The defendants intend to vigorously defend the Stockholder Litigation. If the Stockholder Litigation is adversely determined, it could have a material adverse effect on the financial position, results of operations and cash flows of the Company.

      On April 26, 1999, a putative securities class action entitled Molitor v. Foamex International, Inc., et al., 99 Civ. 3004 (DC), was filed in the United States District Court for the Southern District of New York naming as defendants the Company, Trace International and certain officers and directors of the Company on behalf of stockholders who bought shares of Common Stock during the period from May 7, 1998 through and including April 16, 1999. The lawsuit alleges that the defendants violated Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 by misrepresenting and/or omitting material information about the Company's financial situation and operations, with the result of artificially inflating the price of the Company's stock. The lawsuit also alleges that Trace International and Marshall S. Cogan violated Section 20(a) of the Securities Exchange Act of 1934 as controlling persons of the Company. The complaint seeks class certification, a declaration that defendants violated the federal securities laws, an award of money damages, and costs and attorneys', accountants' and experts' fees. The defendants intend to vigorously defend the action. To date, no response to the complaint has been made and no discovery or other proceedings have taken place.

                     RATIFICATION OF INDEPENDENT ACCOUNTANTS

      The Board of Directors, upon recommendation of the Audit Committee, has appointed the firm of PricewaterhouseCoopers LLP as the independent accountants of the Company for Fiscal 1999. PricewaterhouseCoopers LLP will examine the financial statements of the Company for the year 1999. This firm has examined the accounts of the Company since its inception in 1993 and for Foamex L.P. and its subsidiaries since fiscal year 1992. If the stockholders do not ratify this appointment, the Board will consider other independent accountants. One or more members of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to questions.

Vote Required

      The affirmative vote of a majority of the issued and outstanding shares of Common Stock is required for the ratification of the independent accountants.

 The Board of Directors recommends a vote "FOR" ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants.

                          SHARE INVESTMENT PERFORMANCE

      The following graph compares the cumulative total stockholder returns on the Common Stock based on an investment of $100 after the close of the market on
(i) December 31, 1994, (ii) the close of the market on December 31, 1995; (iii) the close of the market on December 31, 1996; (iv) the close of the market on December 31, 1997; and (v) the close of the market on December 31, 1998, against the Standard & Poor's Index ("S&P 500") and an industry peer group consisting of the following companies: Armstrong World Industries, Inc., Leggett & Platt, Inc., Sealed Air Corporation and Shaw Industries, Inc.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
              AMONG FOAMEX INTERNATIONAL INC., THE S & P 500 INDEX
                           AND AN INDUSTRY PEER GROUP


                              [Line Graph Omitted]


                              12/93    12/94   12/95    12/96   12/97   12/98
                              -----    -----   -----    -----   -----   -----
                                             Dollars

Foamex International Inc.     100       59       43      97      64      73

Pear Group                    100       73      100     123     153     159

S & P 500                     100      101      139     171     229     294



* $100 INVESTED ON 12/31/93 IN STOCK OR INDEX -
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING DECEMBER 31.

       FILINGS UNDER SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than 10% of the Company's stock, to file initial reports of ownership and reports of changes of ownership with the SEC and the NASDAQ National Market System, Inc. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on the Company's review of the copies of such forms furnished to the Company and written representations from the executive officers, directors and greater than 10% beneficial owners, the Company believes that all
Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% owners were complied with, with the exception of the late filing of one Form 4 filed on the behalf Mr. Cogan.

                 STOCKHOLDER NOMINATIONS AND PROPOSALS FOR 2000

      Any proposals intended to be presented to stockholders at the Company's 2000 Annual Meeting of Stockholders must be received by the Company for inclusion in the proxy statement for such annual meeting by January 15, 2000. Such proposals must also meet other requirements of the rules of the SEC relating to stockholders' proposals and the requirements set forth in the Company's By-Laws.

      Pursuant to the By-Laws, stockholders proposing business to be brought before the Annual Meeting must deliver written notice thereof to the Secretary of the Company not later than the close of business on the tenth day following the date on which the Company first makes public disclosure of the date of the annual meeting. The stockholder's notice must contain a brief description of the business and reasons for conducting the business at an annual meeting, the name and address of the stockholder making the proposal, and any material interest of the stockholder in the business. The stockholder is also required to furnish a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to propose such business.

                                 OTHER BUSINESS

      It is not anticipated that there will be presented to the Annual Meeting any business other than the election of directors and the proposals described herein, and the Board of Directors was not aware, a reasonable time before this solicitation of proxies, of any other matters which might properly be presented for action at the meeting. If any other business should come before the Annual Meeting, the persons named on the enclosed proxy card will have discretionary authority to vote all proxies in accordance with their best judgment.

      Proxies in the form enclosed are solicited by or on behalf of the Board of Directors. The cost of this solicitation will be borne by the Company. In addition to the solicitation of the proxies by use of the mails, some of the officers and regular employees of the Company, without extra remuneration, may solicit proxies personally, or by telephone or otherwise. In addition, arrangements will be made with brokerage houses and other custodian, nominees and fiduciaries to forward proxies and proxy material to their principals, and the Company will reimburse them for their expenses in forwarding soliciting materials, which are not expected to exceed $5,000.

      It is important the proxies be returned promptly. Therefore, stockholders are urged to sign, date and return the enclosed proxy card in the accompanying stamped and addressed envelope.

                                              By Order of the Board of Directors

                                              Philip N. Smith, Jr.
                                              April 30, 1999

                           FOAMEX INTERNATIONAL INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby revokes all prior proxies and appoints Marshall S. Cogan, John G. Johnson, Jr. and Philip N. Smith, Jr., and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares of Foamex International Inc. Common Stock which the undersigned is then entitled to vote, at the Annual Meeting of Stockholders to be held on Thursday, May 27, 1999, at 10:00 a.m., at the offices of the Corporation, 1000 Columbia Ave., Linwood, PA 19061, and at any adjournments thereof, on any matter properly coming before the meeting, and specifically the following:

      The proxy will be voted as specified. If no specification is made, it will be voted for proposals 1 and 2.


                          (Continued on reverse side)


                            ^ FOLD AND DETACH HERE ^

1. To elect seven directors to serve until the 2000 annual meeting of stockholders or until their respective successors are duly elected and qualified;

|_| FOR all nominees listed  |_| WITHHOLD authority   JOHN G. GUTFREUND, MARSHALL S. COGAN, ETIENNE DAVIGNON, JOHN G. JOHNSON, JR.,
      (except as marked to         to vote for all    ROBERT J. HAY, STUART J. HERSHON, JOHN V. TUNNEY
         the contrary)             nominees listed
                                                      Instructions: To withhold authority to vote for any nominee, write that nominee's name in the space provided below.


                                                      ------------------------------------------------------------------------------

2. To ratify the selection of PricewaterhouseCoopers LLC as the Company's       3. To transact such other business as may properly
   independent accountants for the year ending December 31, 1999 ("Fiscal          come before the meeting or any adjournment or
   1999"); and                                                                     postponement thereof.

                |_| FOR     |_| AGAINST    |_| ABSTAIN

                                                                                   -------------------------------------------------

                                                                                   -------------------------------------------------
                                                                                               Signature of Stockholder(s)

                                                                                   -------------------------------------------------
                                                                                   Date

                                                                                   Note: Please sign your name exactly as it is
                                                                                   shown at the left. When signing as attorney,
                                                                                   executor, administrator, trustee, guardian or
                                                                                   corporate officer, please give your full title
                                                                                   as such. EACH joint owner is requested to sign.


               Please sign, date and return this proxy promptly in the enclosed postage paid envelope.


                            ^ FOLD AND DETACH HERE ^